Exhibit 5.1

Rio de Janeiro, June 10, 2016

Ladies and Gentlemen:

I have acted as Brazilian counsel to Vale S.A. (“Vale” or the “Guarantor”), a corporation organized and existing under the laws of Brazil, and Vale Overseas Limited, a wholly owned subsidiary of Vale organized in the Cayman Islands (“Vale Overseas” or the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (Nos. 333-207181 and 333-207181-01) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) of US$ 1,250,000,000 aggregate principal amount of 5.875% Notes due 2021 (the “Notes”), together with a guarantee of Vale relating to the Notes (the “Guarantee”), to be issued under the Amended and Restated Indenture dated as of September 29, 2015 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of June 10, 2016 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon, as trustee.  The Notes and the Guarantee are referred to collectively herein as the “Securities”.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.

1.                                      In rendering the opinions set forth below, I have examined copies of the documents listed below:

(i)                                     the Registration Statement and the documents incorporated by reference therein;

(ii)                                  the bylaws of Vale as approved by the Extraordinary General Shareholders’ Meeting of Vale held on May 07, 2013 and amended at the Extraordinary General Shareholders’ Meetings of Vale held on May 09, 2014, and May 13, 2015;

(iii)          the minutes of the Ordinary General Shareholders’ Meeting of Vale, dated as of April 17, 2015, and April 25, 2016 and the minutes of the meetings of the Board of Directors of Vale dated April 27, 2016 and May 25, 2016 which, among other matters, recorded the shareholders’ approval of the election of the current members of Vale’s Board of Directors;

(iv)                              the minutes of the meetings of the Board of Directors of Vale, dated as of May 21, 2015, and September 24, 2015, at which the current officers of Vale were appointed;

(v)                                 the minutes of the meeting of the board of executive officers of Vale, dated as of May 2, 2016, at which the issuance of the Securities was approved; and

(vi)                              the Base Indenture and the First Supplemental Indenture.

2.                                      I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed.  I have also assumed that:

(i)            no provision of the Indenture or of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and

(ii)           at the time of the execution and delivery of the Indenture and of the Securities they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3.                                      I have also assumed, without any independent investigation or verification of any kind, the validity, legality, binding effect and enforceability of the Indenture and of the Securities under the laws of the state of New York and the Cayman Islands, as the case may be.

4.                                      Furthermore, I have assumed (i) the due organization and valid existence of all parties (other than Vale) to the Indenture under the laws of the countries of their respective incorporation; (ii) that the Indenture and the Securities will have been duly authorized and validly executed and delivered by the parties thereto (other than Vale); and (iii) that the performance thereof is within the capacity and powers of the parties thereto (other than Vale).

5.                                      Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that (i) the Indenture and the Guarantee have been duly authorized by Vale and (ii) when the First Supplemental Indenture and the Guarantee have been duly executed, authenticated, issued and delivered in accordance with their respective provisions, and in the case of the Guarantee, with the provisions of the Indenture, and in accordance with the applicable definitive underwriting agreement, upon payment of the consideration therefor provided for therein, the Indenture and the Guarantee will be duly authorized, executed and delivered and will be a valid and binding obligation of Vale.

6.                                      The foregoing opinions are subject to the following qualifications:

(i)                                     To ensure the enforceability or the admissibility in evidence of the Indenture and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil must be notarized; (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action; (c) the Indenture and any other documents or instruments prepared in a language other than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator and registered with the appropriate Registry of Deeds and Documents (for which certain translation and registration fees would apply), which may be done immediately prior to any such enforcement or presentation;

(ii)                                  A final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the city, county and state of New York in respect of the Indenture or of the Securities should be recognized in the courts of Brazil, and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de

Justiça); which ratification is available only if: (a) the judicial decision fulfills all formalities required for its enforceability under the laws of the state of New York, (b) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judicial decision is not subject to appeal, (d) the judicial decision was authenticated by a Brazilian consulate in the state of New York, (e) the judicial decision was translated by a sworn translator registered in Brazil, and (f) the judicial decision is not contrary to Brazilian national sovereignty, public policy or good morals;

(iii)          Pursuant to the regulations of the Brazilian Central Bank relating to foreign exchange and capital, individuals and legal entities may enter into transactions for the purchase and sale of foreign currency, without limitation on amount, with due regard for the terms and conditions of the regulation and the validity of the specific transaction, based on the economic grounds and liabilities defined in the respective document.  In accordance therewith, Vale may remit funds in foreign currency to cover financial obligations assumed by offshore subsidiaries.  Furthermore, pursuant to regulations of the Brazilian Central Bank, it is possible for the Brazilian guarantor to deposit the corresponding amount in Brazilian currency at a non-resident account held in Brazil by the foreign creditor, which would then be able to freely convert such funds into foreign currency for remittance abroad;

(iv)                              Any amounts to be paid under the Guarantee in excess of the amounts provided for in such Guarantee or the Indenture, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(v)                                 Certain payments in U.S. Dollars by Vale in connection with the Indenture or the Securities may be subject to Vale obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vi)                              The enforceability of the Indenture and of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles; and

(vii)                           In case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date of the issuance of the decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy.

7.                                      I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8.                                      I hereby consent to the filing of this opinion on Form 6-K and to its incorporation by reference in the Registration Statement.

9.                                      I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction.  This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

10.                               I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter.  Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time.  This opinion may be relied upon, as of the date rendered, only by you, and no other person may rely upon this opinion without my prior written consent.

Very truly yours,

/s/ Clovis Torres

Clovis Torres
General Counsel and Chief Compliance Officer of Vale S.A.